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October 15, 1999



United Pan-Europe Communications N.V.
c/o UnitedGlobalCom
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237

Re: Ordinary Shares A (in the form of American Depositary Shares or Ordinary Shares A), Form S-1 Registration Statement, Registration Number 333-84427

Ladies and Gentlemen:

This opinion is given in connection with the proposed offering by United Pan-Europe Communications N.V., a naamloze vennootschap, organized under the laws of The Netherlands (the "Company"), of its Ordinary Shares A (in the form of American Depositary Shares or Ordinary Shares A), as described in the registration statement on Form S-1, registration number 333-84427, to be filed with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms used in this letter that are not otherwise defined herein have the same meanings given to them in the Registration Statement.

Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations, and public administrative and judicial interpretations of the Code and regulations, all of which are subject to change, which changes could be applied retroactively. Our opinion is also based upon the facts set forth in: (1) the Registration Statement; (2) the offering documents which consist of

     . the form of deposit agreement between the Company, Citibank, N.A., as depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder,

     . the form of underwriting agreement among the Company, UnitedGlobalCom, Inc., Goldman Sachs International and Morgan Stanley & Co. International Limited;

and, (3) on certain representations from you in a representation letter dated October 15, 1999, with respect to factual matters, which representations we have
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United Pan-Europe Communications N.V.
October 15, 1999
Page 2

not independently verified. We assume that all offering documents have been or will be properly executed and will be valid and binding when executed.

We prepared the discussion included in the Registration Statement under the caption "Taxation--United States Federal Income Tax." The discussion under that caption is our opinion with respect to the material United States federal income tax consequences of the acquisition, ownership and disposition of Ordinary Shares A and American Depositary Shares expected to result to the U.S. shareholders subject to the conditions, limitations, and assumptions described therein.

The discussion does not purport to cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described therein will have on, any particular U.S. shareholders, and it does not address foreign, state, or local tax consequences. The discussion does not cover the tax consequences that might be applicable to U.S. shareholders who are subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons who hold the American Depositary Shares and Ordinary Shares A as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons who have a functional currency other than the United States dollar, investors in pass-through entities, U.S. persons owning 10 percent or more of the company through ownership of Ordinary Shares A or American Depositary Shares or a combination of Ordinary Shares A or American Depositary Shares, and non-U.S. shareholders).
The discussion does not address the federal income tax consequences that may result from a modification of the Ordinary Shares A or American Depositary Shares.

Our opinion may change if the applicable law changes, if any of the facts with respect to the Ordinary Shares A or American Depositary Shares, as included in the Registration Statement or the offering documents, change, or if the representations made by you are inaccurate, incomplete, or change, or if the conduct of the parties is materially inconsistent with the facts reflected in the Registration Statement, offering documents, or representations.

Our opinion represents only our legal judgment based upon current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position
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United Pan-Europe Communications N.V.
October 15, 1999
Page 3

contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to the opinion.

We consent to this opinion being filed as an exhibit to the Registration Statement and we consent to being named in the offering memorandum.

Very truly yours,

HOLME ROBERTS & OWEN LLP


    /s/ Mark M. Hrenya
By: ______________________________
    Mark M. Hrenya, Partner